UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2017

UMH Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-12690	22-1890929
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, NJ	07728
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:              (732) 577-9997

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 28, 2017, UMH Properties, Inc. (“UMH” or the “Company”) entered into an amended and restated credit agreement to renew and expand its existing unsecured revolving credit facility. The new unsecured revolving credit facility (the “Facility”) is syndicated with BMO Capital Markets (“BMO”), as sole lead arranger and sole book runner, and Bank of Montreal as administrative agent. The Facility provides for an increase from $35 million in available borrowings to $50 million in available borrowings with a $75 million accordion feature, bringing the total potential availability up to $125 million, subject to certain conditions including obtaining commitments from additional lenders. The new maturity date of the Facility is March 27, 2020, with a one year extension available at the Company’s option, subject to certain conditions including payment of an extension fee. Availability under the Facility is based on 60% of the value of the unencumbered communities which the Company has placed in the Facility’s unencumbered asset pool (“Borrowing Base”). The value of the Borrowing Base communities is determined by applying a 7.5% capitalization rate to the Net Operating Income (“NOI”) generated by the communities in the Borrowing Base.

The Company may elect to have loans under the Facility bear interest depending on the percentage that the Company’s consolidated Total Indebtedness represents of the Total Asset Value (such terms and the other capitalized terms in the paragraph below in respect to financial covenants are defined in the credit agreement evidencing the Facility (the “Credit Agreement”)), at (a) a Eurodollar rate based on LIBOR, plus an applicable margin of 1.75% to 2.50%, or (b) a base rate equal to BMO’s prime lending rate plus .75% to 1.50%. Based on the Company’s current leverage ratio, borrowings under the Facility will bear interest at LIBOR plus 2% or at BMO’s prime lending rate plus 1%.

In addition, the Company will pay a commitment fee on the average daily unadvanced portion of the total amount committed under the Facility at a rate of 0.25% per annum, if average daily borrowings under the Facility are greater than 50% of the commitment then in effect, or 0.35% per annum, if average daily borrowings under the Facility are less than 50% of the commitment then in effect, which fee will be payable quarterly based on outstanding borrowings during the applicable quarter.

The Credit Agreement contains representations and financial and other affirmative and negative covenants usual and customary for this type of agreement. During the term of the Facility, the Company must satisfy certain covenants including information reporting requirements, maintenance of REIT status, maximum leverage ratios, minimum Borrowing Base Value, minimum EBITDA to Fixed Charge ratios, maximum Other Recourse Debt and Floating Rate Debt to Total Asset Value ratios, and maintenance of minimum net worth.

The Facility includes usual and customary events of default and remedies for facilities of this nature (with customary notice, grace and cure periods, as applicable), including, without limitation, nonpayment, breach of covenants, material inaccuracy of representations and warranties, cross-default to other major indebtedness, change of control and bankruptcy, and provides that if an event of default is continuing, payment of the principal amount of all borrowings and all other outstanding amounts payable under the Facility may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy-related events of default, all borrowings and all other outstanding amounts under the Facility will automatically become immediately due and payable and the lenders’ commitments will automatically terminate.

2

The description of the Facility is qualified by reference to the complete Credit Agreement, dated March 28, 2017, that is attached hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the press release announcing the above transaction is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure

On March 31, 2017, the Company issued a press release announcing that it renewed and expanded its existing unsecured revolving credit facility.

Item 9.01	Financial Statements and Exhibits

(d)	The following exhibits are filed as part of this report:

(10.1)	Revolving Credit Agreement dated March 28, 2017
(99.1)	Press Release dated March 31, 2017

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMH Properties, Inc.

Date: March 31, 2017	By:	/s/ Anna T. Chew
	Name:	Anna T. Chew
	Title:	Vice President and
Chief Financial Officer

4

Exhibit Index

Exhibit No.	Description

(10.1)	Revolving Credit Agreement dated March 28, 2017

(99.1)	Press Release dated March 31, 2017

5